UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant  ☐                    Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On January 8, 2019, Global Value Investment Corp. sent the following letter:

* * *	January 8, 2019

BY UNITED PARCEL SERVICE DELIVERY AND ELECTRONIC MAIL

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: Thomas C. Knudson, Chairman

Re:	Open Letter to the Board of Directors – Urging Modification of Financing for or
Termination	of Columbia Acquisition and Exploration of Strategic Alternatives

Dear Mr. Knudson:

Global Value Investment Corp. (GVIC) is a value-oriented investment research and advisory firm located in Mequon, Wisconsin. GVIC, on behalf of its clients, has maintained a long equity position in Bristow Group Inc. (“Bristow” or the “Company”) since June 30, 2017. Employing a long-term, value-oriented investment discipline, GVIC is a patient investor willing to work with company management to improve operations with an expectation that its efforts will translate into superior shareholder returns.

On November 9, 2018, Bristow announced an agreement to acquire Columbia Helicopters, Inc. (“Columbia”) for $560 million, equating to 4.8x Columbia’s adjusted EBITDA over the past twelve months (the “Acquisition”). Columbia operates a fleet of heavy-life helicopters and performs airframe and engine maintenance, repair, and overhaul services. Columbia operates globally, serving end markets including defense, firefighting, oil and gas, infrastructure development, and forestry. GVIC generally agrees with the industrial logic of this transaction, which is consistent with Bristow’s ongoing diversification efforts.

Concurrently, Bristow announced that the Acquisition would be funded with a combination of cash, newly-issued common stock (“Stock Consideration”), debt (“Bridge Loan”), and convertible debt (“Convertible Notes”). GVIC strongly disagrees with this proposed financing, which will be both expensive and highly dilutive to existing shareholders.

GVIC has expressed its objections to this proposed financing in letters to the Chairman of the Board of Directors dated November 29, 2018 and December 26, 2018, as well as requested to speak with the Company’s Chief Executive Officer and the Chairman of the Board of Directors. Regrettably, the Company has chosen not to respond to these letters or requests. Consequently, GVIC feels compelled to express its objection to the Acquisition publicly.

The Stock Consideration is subject to a stock consideration cap of the lesser of (a) $67,000,000 divided by the volume-weighted average price (VWAP) during the five trading days following the announcement of the Acquisition, or (b) 17.31% of the issued and outstanding shares of Bristow immediately prior to the closing of the acquisition. GVIC estimates that 6,196,665 shares of common stock will be issued for Stock Consideration.

In order to settle Columbia’s obligations under its employee phantom stock plan, Bristow will issue up to $10,000,000 worth of common stock to the plan’s participants following the closing of the Acquisition. GVIC estimates that up to 927,173 shares of common stock will be issued for this purpose.

The Bridge Loan, in the amount of $360 million, carries an initial interest rate equal to three-month LIBOR plus 8.0% (as of the date of this letter, approximately 10.8%). On each three-month anniversary following the closing date, the rate will increase by 0.50%. The Bridge Loan matures one year after the closing date; if it has not been repaid in full on or prior to the maturity date, it will automatically convert into a senior secured term loan maturing four years after the initial maturity date (bearing an interest rate not publicly disclosed).

The Convertible Notes, in the amount of $135 million, carry an interest rate of 7.0% and are due on December 1, 2024. The initial conversion rate for the Convertible Notes was established based on the VWAP during the three trading days following the receipt of required consent from holders of Bristow’s 8.75% Senior Secured Notes due 2023 (“Measurement Period”). The Measurement Period began on Friday, November 23, 2018 (a half day of trading immediately following Thanksgiving) and ended on Tuesday, November 27, 2018. During the Measurement Period, 12,972,797 shares of Bristow’s common stock were traded, representing approximately 36.2% of Bristow’s common stock outstanding. On November 27, 2018, the last day of the Measurement Period, Bristow’s common stock closed at $4.12. As a result of the unusual trading volume and rapid price deterioration during the Measurement Period, the Convertible Notes bear a conversion ratio of 194.6934 shares of common stock per $1000 of principal. GVIC estimates that 26,283,609 shares of common stock will potentially be issued in connection with the Convertible Notes. If shareholders do not consent to the issuance of this equity (due to the size of the issuance, shareholder consent is required), which the Company plans to solicit at its next annual general meeting, the interest rate on the Convertible Notes increases to 7.5% until such consent is obtained.

GIVC notes several irregularities concerning the Measurement Period for the Convertible Notes. The Measurement Period began on the half day of trading immediately following Thanksgiving. While this was subject to the timing of the receipt of required consent from Bristow’s 8.75% Senior Secured Notes holders, considering the widely-held knowledge of upcoming holidays, business days on which stocks are typically anticipated to be lightly traded could have been excluded. Furthermore, the Measurement Period lasted only three days and occurred after the public release of the commitment letter for the Convertible Notes, whereas GVIC believes a 10- or 20-day measurement period occurring before the public announcement of the financing would have been more appropriate. Consequently, the degree of dilution and cost of capital is far in excess of what GVIC considers reasonable for the Acquisition. GVIC strenuously objects to such dilution and believes that any benefits that may result from the Acquisition are greatly outweighed by this dilution.

In total, GVIC estimates that between 33.0 million and 33.5 million shares of common stock will be issued in order to consummate the Acquisition. Compared to Bristow’s November 2, 2018 outstanding share count of 35,798,185, this represents dilution of approximately 93%.

Bristow’s common stock closed at $10.04 on November 8, 2018, the day before the Acquisition was announced. Over the past year, Bristow’s common stock has closed as high as $18.72 (May 17, 2018); over the past three years, Bristow’s common stock has closed as high as $26.90 (December 23, 2015); over the past five years, Bristow’s common stock has closed as high as $80.62 (June 30, 2014). Bristow’s common stock closed at $3.49 on January 8, 2019.

As of September 30, 2018, Bristow’s book value per share was approximately $27.00 and Bristow’s tangible book value per share was approximately $26.50 (after a recent impairment expense of approximately $117 million).

Bristow’s investor presentation dated November 9, 2018 projects TTM adjusted EBITDA for both Bristow as a standalone company and on a pro-forma basis for the post-Acquisition combined company for the fiscal year ending March 31, 2019. These forecasts are presented below, along with Bristow’s historical TTM adjusted EBITDA and per-share calculations.

Measurement Period	TTM Adjusted EBITDA	Shares Outstanding		TTM Adjusted EBITDA/Share
High Value (3/31/2015)	$474.97	35.419		$13.41
Low Value (9/30/2017)	$(29.05)	35.198		$(0.83)
Trailing Four Quarters*	$77.83	35.514		$2.19
Trailing 12 Quarters*	$184.90	35.266		$5.24
Trailing 20 Quarters*	$292.72	35.397		$8.27
6/30/2013 – 3/31/2016*	$444.40	35.692		$12.45
FY 2019 Estimate – Bristow as Standalone Entity	$80 - $110	35.798		$2.23 - $3.07
FY 2019 Estimate – Combined Company Pro-Forma	$205 - $240	69.1	**	$2.97 - $3.47

*	Average TTM adjusted EBITDA for each quarter in period. **GVIC estimate.

If TTM adjusted EBITDA is indeed the most appropriate measure of shareholder value creation, then the Acquisition is, relative to Bristow’s projected FY 2019 adjusted EBITDA as a standalone entity, marginally accretive. However, compared to Bristow’s historical TTM adjusted EBITDA per share, the combined company pro-forma TTM adjusted EBITDA is underwhelming.

GVIC believes that the combination of Bristow and Columbia could result in a valuable enterprise capable of driving long-term shareholder value. However, any combination should be executed on sensible financial terms. The currently proposed terms are far from sensible, including massive dilution and expensive debt. Therefore, GVIC strongly encourages Bristow and Columbia to reevaluate the terms of the transaction in the mutual interest of the shareholders of both companies, and if necessary, terminate the transaction. Termination should be undertaken unilaterally if no agreement can be reached. GVIC is prepared to assist Bristow in securing funding on terms that mitigate both the expense and the dilution of the currently proposed financing structure.

The transaction termination fee of $20 million can be waived under certain circumstances. Even if Bristow were to incur this fee, it represents a small cost relative to the debt and common stock that will be issued upon the consummation of the Acquisition. Bristow has sufficient liquidity to pay this fee (as of November 2, 2018, Bristow reported a cash balance of $258.9 million).

GVIC has attempted to communicate this to the Board of Directors, to no avail.

The fundamental financial characteristics of Bristow as a standalone company are attractive:

•	The Company’s common stock trades at a steep discount to its book value of about $27.00 per share and its tangible book value of about $26.50 per share.

•	With $307.8 million of cash as of September 30, 2018 and $258.9 million of cash as of November 2, 2018, Bristow has ample liquidity.

•	The UK SAR contract, which as of September 30, 2018, comprised 17% of Bristow’s TTM revenue, provides steady and reliable income.

•

Bristow’s oil and gas business, which as of September 30, 2018, comprised 67% of Bristow’s TTM revenue, is cyclical. As illustrated by the chart above, the cyclicality of this business provides significant EBITDA upside compared to FY 2019 adjusted EBITDA projections.

•

Projected FY 2019 adjusted EBITDA for Bristow as a standalone entity implies an EV/EBITDA ratio of approximately 11x – 16x at the current price of the common stock. A return to normalized TTM adjusted EBITDA levels would imply a substantially higher enterprise value at similar multiples. GVIC believes macroeconomic conditions are favorable for oilfield services companies such as Bristow.

•

Current EBITDA levels are depressed relative to historic results, partially due to a reduced level of offshore oil and gas exploration and production activity. However, other anomalous circumstances have affected EBITDA, including the grounding of the H225 fleet and the ramp-up of the UK SAR contract. As these issues subside, GVIC expects EBITDA will be positively impacted.

•

Bristow’s recent operating results have been adversely affected by currency exchange rates. A favorable change in the relationship of the US dollar to foreign currencies could provide an enormous benefit to the Company.

Assuming Bristow’s TTM adjusted EBITDA as a standalone entity recovers to $200 million (GVIC considers this reasonable mid-cycle estimate), applying an EV/EBITDA multiple of 8x implies a common stock price of approximately $12.50; applying an EV/EBITDA multiple of 10x implies a common stock price of approximately $23.50; applying an EV/EBITDA multiple of 12x implies a common stock price of nearly $35.00.

While GVIC understands management’s motive to complete the Acquisition in an effort to increase free cash flow and ease the Company’s debt burden, alternative options exist. Such alternatives include a strategic divestment of assets, privatization of the Company, or a merger transaction with a like company. GVIC believes that Era Group, Inc., CHC Group Ltd., or others would entertain discussions on a potential business combination. Bristow’s efforts to organically diversify its business should continue. Considering the Company’s global footprint and excellent reputation, it is well-positioned to opportunistically expand into adjacent markets.

GVIC strongly encourages the Board of Directors to form a special committee to consider the objections to the Acquisition presented in this letter and GVIC’s previous communications with the Company, as well as to evaluate the sensible strategic alternatives discussed above.

GVIC is prepared to take all actions it deems necessary to ensure shareholders’ interests are fully considered and protected. GVIC welcomes constructive dialogue with the Company and its shareholders to this effect.

Respectfully submitted,

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan
President and CEO